EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER
                                       of
                  MIZAR ENERGY COMPANY, a Colorado corporation
                                  with and into
                   HBOA HOLDINGS, INC., a Florida corporation
                   ------------------------------------------

         This is a Plan and Agreement of Merger ("Agreement") between MIZAR ENERGY COMPANY, a Colorado corporation (the "Disappearing Corp." or "Mizar"), and HBOA Holdings, Inc., a Florida corporation (the "Surviving Corp." or "HBOA"), (collectively the "Constituent Corporations"). A Plan of Merger ("Plan") in accordance with (1) the provisions of Section 7-111 of the Colorado Business Corporation Act (the "Colorado Business Corporation Act"), and (2)
Section 607.1101 of the Florida Business Corporation Act and (3) Section 368(a)(1)(A) of the Internal Revenue Code, as amended, by reason of Section 368(a)(2)(E) is adopted as follows:

         1. Merger. Mizar shall be merged with and into HBOA, to exist and be governed by the laws of the State of Florida. The name of the Surviving Corporation shall be HBOA Holdings, Inc., a Florida corporation.

         2. Articles of Incorporation, Bylaws, Officers and Directors. The Articles of Incorporation and Bylaws of Surviving Corp., as in effect immediately before the Effective Date of the Merger (the "Effective Date") shall, without any changes, be the Articles of Incorporation of the Surviving Corp. from and after the Effective Date until further amended as permitted by law. The persons serving as officers and directors of the Surviving Corp., before the Effective Date of the Merger, shall continue to serve as the officers and directors of the Surviving Corp. after the Effective Date of the Merger.

         3.       Conversion of Outstanding Stock and Derivative Securities.
                  ---------------------------------------------------------

         A. At the Effective Date, each issued and outstanding share of Mizar common stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable shares of HBOA common stock, and each certificate representing shares of Mizar common stock shall for all purposes deemed to evidence the ownership of the same number of shares of HBOA common stock as set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Mizar's common stock may, at such shareholder's option, surrender the same to HBOA's registrat and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of HBOA common stock as are represented by the Mizar certificate(s) surrendered to HBOA's registrar and transfer agent.

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         B. At the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of Mizar's common stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of HBOA common stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of Mizar common stock shall be deemed for all purposes to evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of HBOA common stock.

         4. Satisfaction of Rights of Disappearing Corp. Shareholders. All shares of Surviving Corp.'s stock into which shares of Disappearing Corp.'s stock shall have been converted and become exchangeable for under this Plan shall be deemed to have been paid in full satisfaction of such converted shares.

         5. Fractional Shares. Fractional shares of HBOA's stock will not be issued. Any fractional share interest will result in the adjustment of the number of shares upward or downward to the nearest whole share.

         6. Effect of Merger. On the Effective Date, the separate corporate existence of Disappearing Corp. shall cease, and Surviving Corp. shall be fully vested in and shall succeed, without other transfer, to all the rights, privileges, immunities, powers, franchises and property of Disappearing Corp. and shall be subject to all the debts restrictions, liabilities, disabilities, and duties of the Disappearing Corp. in the same manner as if the Surviving Corp. had itself incurred them. The Surviving Corp. will carry on business with the assets of Disappearing Corp., as well as with the assets of Surviving Corp. All rights of creditors and all liens on the property of each constituent corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the merger.

         7. Supplemental Action. If at any time after the Effective Date Surviving Corp. shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of Surviving Corp. or Disappearing Corp., as the case may be, whether past or remaining in office, shall execute and deliver, on the request of Surviving Corp., any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts, to vest, perfect, confirm, or record such title thereto in Surviving Corp., or to otherwise carry out the provisions of this Plan.

         8. Filing with the Secretary of State of Colorado and Florida Secretary of State and Effective Date. At the Closing, the Disappearing Corp. and Surviving Corp. shall cause their respective Chief Executive Officers to execute and file (1) these Articles of Merger with the Colorado Secretary of State and
(2) Articles of Merger with the Florida Secretary of State (the "Florida Articles of Merger"), in the form attached to this Agreement and upon such execution this Plan shall be deemed incorporated by reference into the Colorado and Florida Articles of Merger as

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if fully set forth in such Articles and shall become an exhibit to such
Articles. The Disappearing Corp. shall file this Plan in its Articles of Merger with the Colorado Secretary of State. After the Colorado Secretary of State issues a certificate of Merger, the Surviving Corporation shall file the Florida Articles of Merger with the Florida Secretary of State. In accordance with s.
607.1105 of the Act, the Florida Articles of Merger shall specify the "Effective Date," which shall be the filing date of the Florida Articles of Merger with the Secretary of State of Florida.

         9. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by the one of the Constituent Corporations which is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholders of the Constituent Corporations by an agreement in writing executed in the same manner (but not necessarily by the same persons), or at any time thereafter as long as such change is in accordance with Section 607.1103 of the Florida Act and the Colorado Business Corporation Act.

         10. Termination. At any time before the Effective Date (whether before or after filing of Articles of Merger), this Plan may be terminated and the Merger abandoned by mutual consent of the Boards of Directors of both Constituent Corporations, notwithstanding favorable action by the shareholders of the respective Constituent Corporations.

         11. Registered Office. The registered office of HBOA in the State of Florida is located at 100 N.E. Third Avenue, Suite 1100, Ft. Lauderdale, FL 33301, and EMO Corporate Services is the registered agent of HBOA at such address.

         12. Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall constitute an original instrument.

         IN WITNESS WHEREOF, the parties have set their hands this __day of October 2000.

ATTEST:                             HBOA HOLDINGS, INC., a Florida corporation


By: /s/ Laura Holm                  By:  /s/ Edward A. Saludes
   ---------------------                --------------------------------------
        Laura Holm                         Edward A. Saludes
                                           Chief Executive Officer and President
(Corporate Seal)


ATTEST:                             MIZAR ENERGY COMPANY, a Colorado corporation


By: /s/ William C. Shope            By:  /s/ Edward A. Saludes
   ---------------------                --------------------------------------
        William C. Shope                   Edward A. Saludes
                                           Chief Executive Officer and President
(Corporate Seal)


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